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                 March 27, 2023

       Savalle Sims
       General Counsel
       WarnerMedia Holdings, Inc.
       230 Park Avenue South
       New York, New York 10003

                                                        Re: WarnerMedia
Holdings, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed March 22,
2023
                                                            File No. 333-270749

       Dear Savalle Sims:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Benjamin Pedersen